EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements No. 333-94843 and 333-117919 on Form S-3 and in Registration Statements No. 333-116573, 33-91904 and 333-24765 on Form S-8 of Beazer Homes USA, Inc. of our reports dated May 12, 2008, relating to the consolidated financial statements of Beazer Homes USA, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to (1) the restatement of the fiscal 2006 and 2005 consolidated financial statements and (2) the Company’s adoption of Statement of Financial Accounting Standards No. 123(R), Share Based Payment, on October 1, 2005), and management’s report on the effectiveness of internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of certain material weaknesses) appearing in the Annual Report on Form 10-K of Beazer Homes USA, Inc. for the year ended September 30, 2007.
/s/ Deloitte & Touche LLP
Atlanta, Georgia
May 22, 2008